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HUMANA PRESS RELEASE




For Further Information:                                Laurie G. Scarborough
                                                        Investor Relations
                                                        502/580-1037
                                                        August 16, 1995




                   HUMANA COMMENCES TENDER OFFER FOR EMPHESYS


        Louisville, KY -- Humana Inc. (NYSE: HUM) announced that today it commenced the previously announced tender offer of $37.50 per share for all the outstanding shares of EMPHESYS Financial Group, Inc. (NYSE: EFG). The offer is scheduled to expire on Friday, September 15, 1995, unless extended.


        Chemical Mellon Shareholder Services is the depositary for the offer.

D.F. King & Co., Inc. is the information agent. The dealer manager is Smith

Barney Inc.


        EMPHESYS, based in Green Bay, Wisconsin, is one of the nation's premier health insurers in the small group market. Headquartered in Louisville,

Kentucky, Humana provides managed health care services to 2.4 million members through the operation of health maintenance organizations and preferred provider organizations located in 14 states and the District of Columbia.